AMENDMENT TO THE
CONTRIBUTION AND EXCHANGE AGREEMENT
DATED AS OF MARCH 20, 2007
AMONG
GSC INVESTMENT LLC,
GSC CDO III L.L.C.,
GSCP (NJ), L.P.,
AND
THE OTHER INVESTORS PARTY HERETO
     This AMENDMENT TO THE CONTRIBUTION AND EXCHANGE AGREEMENT (the “Amendment”) dated as of March 20, 2007 by and among GSC Investments LLC, a Maryland limited liability company (“Newco”), GSC CDO III, L.L.C., a Delaware limited liability company (the “Class A Investor”) and the persons identified below (collectively, the “Class B Investors,” together with the Class A Investor, the “Investors”) and GSCP (NJ), L.P., a Delaware limited partnership (the “Manager,” together with Newco and the Investors, the “Parties”).
     WHEREAS the Parties entered into the Contribution and Exchange Agreement dated October 17, 2006 (the “Agreement”) with respect to the contribution to Newco (i) of certain general partner and limited partner interests in GSC Partners CDO GP III, L.P., a Cayman Islands exempted limited partnership ( “CDO III GP”), by the Investors and the Manager, and (ii) of the rights and obligations of the Manager under the Collateral Management Agreement dated as of November 5, 2001 (the “Collateral Management Agreement”) in exchange for common shares of Newco (“Common Shares”);
     WHEREAS CDO III GP is the general partner of GSC Partners CDO Investors III, L.P., a Cayman Island exempted limited partnership, which owns all of the outstanding Subordinated Notes of GSC Partners CDO Fund III, Limited, a Cayman Islands company (“CDO Fund III”); and
     WHEREAS the Parties wish to amend the Agreement in accordance with Section 5.01 of the Agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:
     Section 1.01. Purchase of Role as Collateral Manager. In lieu of Newco’s obligation to deliver Common Shares to the Manager in consideration of the Manager’s assignment of the Collateral Management Agreement to Newco pursuant to and in accordance with Section 1.01(b) of the Agreement, Newco shall, subject to the following terms and conditions, pay to the Manager cash consideration in the amount equal to the fair value of the role as collateral manager of CDO Fund III. The fair value of the role as collateral manager of CDO Fund III shall be calculated by a majority of Newco’s independent directors acting in good faith by considering the aggregate value of the management fees that would be payable to Newco under the Collateral Management Agreement from the date of the assignment through the date of maturity of the financing entered into by CDO Fund III. The cash payable by Newco to the Manager pursuant to the immediately preceding sentence shall be delivered on such date as may be agreed between Newco and the Manager.
     Section 1.02. Waiver of Conditions to Transfer Limited Partner Interests. (a) As general partner of CDO III GP, the Class A Investor hereby agrees to waive the conditions set forth in Sections 10.1(b)(i), 10.1(b)(ii), 10.1(b)(iii), 10.1(b)(iv), 10.1(b)(v), 10.1(b)(vi), 10.1(b)(vii) and
10.1(c) of the Amended and Restated Limited Partnership Agreement of CDO III GP dated October 16, 2001 with respect to the transfer of the Class B Investors limited partner interests.
     (b) Power of Attorney. Each of the Class B Investors hereby appoints the Class A Investor to act as attorney-in-fact for such Class B Investor for the purpose of effecting the transfer of such Class B Investor’s limited partner interests in CDO III GP and any other documents in connection therewith.
     Section 1.03. Deficit Amount. The Class A Investor and the Class B Investors hereby severally agree to make an additional contribution to Newco in cash equal to such Investor’s Pro Rata Share of the Deficit Amount, if any, within five business days following receipt of a written demand by Newco; provided that no Investor shall be obligated under this provision to pay an amount in aggregate in excess of such Investor’s Pro Rata Share of $5,000,000. Newco shall make a written demand with respect to the Deficit Amount not less than 120 days nor more than 150 days after the date hereof. No additional Common Shares will be issued to the Investors.
     “Deficit Amount” means an amount, if any, as determined by Newco, by which the actual aggregate distributions received by Newco with respect to the GP Interest and LP Interests are less than the fair value of such Interests as of the date hereof.

     “Pro Rata Share” means, with respect to each Investor, a percentage determined by dividing the number of Common Shares issued pursuant to Section 1.01 of the Agreement to such Investor by the total number of Common Shares issued under Section 1.01 of the Agreement to all of the Investors.
     Section 1.04. Governing Law. This Amendment is made and shall be governed by and construed in all respects in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.
     Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed in the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

GSC INVESTMENT LLC

By:

Name: Richard T. Allorto Title: Chief Financial Officer

GSC CDO III L.L.C.

By:	GSCP (NJ) Holdings, L.P. as its sole member
By:	GSCP (NJ), Inc., as its General Partner

By:

Name: David L. Goret Title: Managing Director and Secretary

GSCP (NJ), L.P.

By: GSCP (NJ), Inc., as its General Partner

By:

Name: David L. Goret Title: Managing Director and Secretary

Class B Investors:

Thomas J. Libassi

Richard M. Hayden

Thomas V. Inglesby

Robert A. Hamwee

Keith W. Abell

HANNA FRANK INVESTMENTS LLC

By:

Name: Peter Frank Title: Managing Member

GREENWICH STREET CAPITAL PARTNERS II, L.P.

By: Greenwich Street Investments II, L.L.C., as its General Partner

By:

Name: Thomas V. Inglesby Title: Managing Member

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